DON A. PARADISO, P.A.

2400 N.E. 9th Street, Suite 204
Fort Lauderdale, Florida 33304
(954) 801-3573
donparadiso@myfloridacorporatelawyer.com

Member, New York and Florida Bar
Admitted to Practice Before the United States Tax Court

January 9, 2019

Empire Stock Transfer Inc.
1859 Whitney Mesa Drive
Henderson, Nevada 89014

Re: Peer to Peer Network

Dear Sirs:

We write concerning the issuance of the shares of Peer to Peer Network, formerly Mobicard, Inc., (Nevada) (the "Issuer"). We have reviewed the facts and circumstances concerning the issuance of 210,000,000 shares (Certificate #1199 dated January 8, 2019) of the Common Stock of the Issuer (the "Shares") r/n/o Vikram P. Grover (the "Shareholder"). The Shares are being issued pursuant to an exemption from registration as set forth in Section 4(a)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Empire Stock Transfer and the selling broker-dealer, may rely upon this opinion letter of counsel in the issuance of the Shares.

SCOPE OF EXAMINATION:

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of corporate records provided by the officers of the Issuer. We have made such investigations of law as we have considered necessary or appropriate as a basis for the opinion.

At all times we have assumed and relied upon the truth and completeness of the information, statements and representations which have been given to us. In rendering this opinion, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to originals or certified copies of all copies submitted to us as conformed or reproduction copies. We have assumed that all of the documents referenced herein have been duly authorized, executed and delivered by the parties thereto, that the documents constitute legal, valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and that the status of the documents as legally valid and binding obligations of the parties is not affected by any breaches of or defaults under any agreements or instruments, or violations of any statutes, rules, regulations or court or governmental orders, or by any failures to obtain required consents, approvals, authorizations, required registrations, declarations or filings with governmental authorities.

Nothing came to our attention during the course of our investigation that led us to believe that any of the instruments or documents presented to us were not genuine or authentic or that the facts set forth therein were not true.

The Shareholder is not deemed to be an "affiliated person" of the Issuer. This opinion covers an issuance of shares of common stock of the Issuer pursuant to an agreement between the Issuer and the Shareholder and is premised on the understanding that the facts and assumptions set forth herein are correct and the issuance of the shares will not cause the Shareholder to own more than 9.99% of the issued and outstanding common stock of the Issuer. There were 2,461,268,592 shares of the Issuer's common stock outstanding at December 4, 2018. (Verified by transfer agent). The Shareholder is not an officer, director, partner, copartner, or employee of the Issuer or an investment advisor or has been such within the previous ninety days. Therefore, the Shareholder is not deemed to be an "affiliated person" of the Issuer. This is not a situation where the Shareholder could be viewed to be a person "participating in a transaction with the issuer" (SEC v. Chinese Consolidated Benevolent Association, 120 F. 2d 738).

FACTUAL SCENARIO UNDER SECTION 4(a)(1):

In connection with this opinion letter, we have reviewed the following:

1. The Issuer's Articles of Incorporation, Bylaws, and all of the Issuer's filings since inception on the SEC EDGAR system.

2. Consulting Agreement made between the Company and IX Advisors dated July 21, 2015 and all related documents.

3. The Common Stock Issuance Instructions for 210,000,000 Shares dated January 18, 2018.

4. The Written Consent To Actions By The President & CEO of the Issuer dated January 18, 2018.

5. Certificate #1199 of the Issuer dated January 8, 2019 representing 210,000,000 shares of the common stock of the Issuer r/n/o Vikram Grover.

There is no action, suit or proceeding pending against or, to our knowledge, after due inquiry, threatened against or affecting the Issuer or any Subsidiary or any of the businesses, assets, or rights of the Issuer or any Subsidiary by or before any Court, or governmental or regulatory authority, which, if adversely determined, might question either individually or collectively the validity of the Shares or which might result either individually or collectively in any material and adverse change in the business, assets, operations or condition of the Issuer or any Subsidiary.

DISCUSSION OF RELEVANT LAW:

Pursuant to Section 5 of the Securities Act, re-sales by any security holder must be registered unless there is an exemption from registration available. Under Section 4(a)(1) of the Securities Act, Section 5 shall not apply to "transactions by any person other than an issuer, underwriter or dealer." The Shareholder can avail itself of the Section 4(a)(1)

exemption for any resale of the Shares so long as the Shareholder falls outside the definition of "issuer", "underwriter", or "dealer" in Section 2(a) of the Securities Act. (Section 4(a)(1) 15 U.S.C. 77d(1) 1970). (United States v. Wolfson, 405 F. 2d 779 1968).

Shareholder is not an Issuer. The term "issuer" is defined in Section 2(a)(4) of the Securities Act. An "Issuer" means: "every person who issues or proposes to issue any security, or has outstanding any security which it has issued". The issuer for the purposes of this transaction would be Peer To Peer Network itself. As the Shareholder is a completely separate entity from the Issuer, the Shareholder is clearly not the issuer.

Shareholder is not an Underwriter. The statutory definition of "underwriter" is found in Section 2(11) of the Exchange Act. "The term 'underwriter' means any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security." (G. Eugene England Found. V. First Fed. Corp., 663 F.2d. 988 (1973); "An underwriter is one who has purchased stock from the issuer with the intent to resell to the public". (Ingenito v. Bermec Corp., 441 F. Supp. 525 S.D.N.Y. 1977). The term "underwriter" includes any person "who has purchased from the issuer with a view to, or offers to sell for the issuer in connection with the distribution of any security, or participates, or has a direct or indirect participation in any such undertaking". (SEC v. Ralston Purina Co., 346 U.S. 119, (1953); SEC v. Koracorp Industries, 575 F. 2d 692; Helfat v. SEC, 439 U.S. 953 (1978); SEC v. Universal Major Industries Corp., 546 F. 2d 1044 (1976); Homans v. SEC, 434 U.S. 834 (1977); SEC v. Manor Nursing Centers, Inc., 458 F. 2d 1082 (1972); Quinn & Co. v. SEC, 452 F. 2d 943; Pennaluna & Co. v. SEC, 410 F. 2d 861 (1970)).

Section 4(a)(1) was designed to exempt routine trading transactions with respect to securities already issued. (SEC v. Murphy 626 F. 2d 633 1980). The securities were not acquired by the Shareholder with a view toward distribution of the securities. In this instance, in excess of two years has passed since the Consulting Agreement was executed by the Issuer. The Shares have "come to rest" with the original holder, without being transferred to any other holder. (Ackerberg v. E Johnson, 892 F. 2d 1328 1989). The determination that the Shareholder is an underwriter can only follow from a finding in the facts that the Shareholder had the "intent to distribute" the Shares at the time of acquisition. The passage of more than two years has been described as an "insuperable obstacle" to a finding that the Shares were acquired with a view toward distribution. (United States v. Sherwood, 175 F. Supp. 480 1959).

Shareholder is not a Dealer. The term "dealer" is defined in Section 2(a)(12) of the Securities Act. A dealer "means any person engaged in the business of buying and selling securities for such person's own account through a broker or otherwise." However the term dealer "does not include a person that buys or sells securities for such person's own account, either individually or in a fiduciary capacity, but not as a part of a regular business." Here, the Shareholder is not a "dealer" as contemplated by the Act as it is not engaged in securities transactions for its own account as part of a regular business, and it is likewise not registered as a "dealer" or "broker-dealer" with the SEC.

The Shareholder has not provided any additional consideration for the security; Vikram P. Grover is the existing security holder and has held the Shares in excess of two years The requirements of Section 4(a)(1) are satisfied.

CONCLUSIONS OF LAW:

1. There are no facts or circumstances that would lead any reasonable person to conclude that the Shareholder is an issuer, underwriter, or dealer as defined in the Securities Act with respect to the Shares.

2. The Shareholder is not involved in a distribution. The Shareholder is not involved in the securities industry, other than as a shareholder of securities. The Shareholder does not issue securities or trade in securities as a business model.

3. Similarly, the Shareholder is not a control person of the Issuer. "Control" is defined as "the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company".

4. In order to determine if the contemplated transaction is exempt, the transaction must be viewed in its totality, the Shares must not have been acquired with a view toward distribution, and the securities must have "come to rest" in the hands of the original party to the transaction. A longer period of retention is a more persuasive argument in favor of the transaction. Clearly these considerations are met in this case. (U.S. Securities and Exchange Commission Release No. 33-4552; Gilligan, Will & Co. v. SEC, 267 F. 2d 461 (1960); S.E.C. v. Guild Films Company, Inc. et al., 279 F. 2d 485 (1960); Santa Monica Bank V. S.E.C., 364 U.S. 819 (1960); S.E.C. v. Sunbeam Gold Mining Co., 95 F. 2d 699 (1938); S.E.C. v. Culpepper et al., 270 F. 2d 241 (1959)).

5. The security ownership tacks back to July 21, 2015, more than two years.

6. It is not necessary to register the Shares under the Securities Act of 1933 or 1934.

7. Empire Stock Transfer Inc. and the selling broker-dealer are entitled to rely upon this opinion of counsel in the issuance of the shares.

8. The 210,000,000 shares of the Issuer r/n/o Vikram P. Grover are free trading.

9. The Issuer was organized under the laws of Nevada and is currently domiciled in Nevada.

10. This opinion is given only with respect to this specific transaction.

The undersigned attorney is admitted to practice law in the States of New York and Florida and is qualified to practice before the SEC, the OTC, DTC and FINRA and has not been barred there-from. The undersigned attorney is listed on the list of approved service providers of the OTC Markets Group.

Sincerely,
Don A. Paradiso, P.A.

By: Don A. Paradiso
Don A. Paradiso, Esq.